UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 2, 2008
Date of Report (Date of earliest event reported)

BODYTEL SCIENTIFIC INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-51633	98-0461698
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

One Independent Drive, Suite 1701, Jacksonville, FL		32202
(Address of principal executive offices)		(Zip Code)

904.305.8634
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure Of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements Of Certain Officers.

Effective April 2, 2008, BodyTel Scientific Inc. (the “Company”) appointed Paul Barry and Larry Rosenfeld to the Company’s Board of Directors.

Mr. Barry is an experienced corporate finance executive with substantial experience in private equity financings. Previously he was an executive in the Leveraged Finance group of HSBC with responsibility for structuring and syndicating private equity transactions in the United Kingdom and continental Europe. Prior to that he was at Morgan Stanley in London advising on M&A transactions, corporate restructurings and IPOs, principally for private equity clients. Mr. Barry has a degree in electrical engineering from University College in Cork, Ireland

Larry Rosenfeld is the CEO of VitalStream Health, a spin-out company of the Cleveland Clinic. Mr. Rosenfeld was the founder and from 1984-1998, Chairman and CEO of Concentra Corporation, a Massachusetts-based software company that he led from its inception in 1984, through its IPO on Nasdaq in 1995 and until its sale to Oracle in December 1998. Concentra was a leading provider of knowledge-based engineering and sales force automation software. Major customers included Boeing, Airbus, GE, United Technologies, GM, Ford, Sumitomo, Nokia and many other global companies. From 1998 until the present, Mr. Rosenfeld has served on the boards of a number of US and International corporations such as Ansaldo Signal, a $400 million railroad signal company and Benco Dental, the largest private dental supply company in the US. He also has advised a number growing companies and has succeeded in leading a number of M&A transactions. In addition, he has served as Trustee and Executive Director of Team Adventure Education Foundation and navigated one of the fastest sailboats around the world in The Race and set sailing world records across the Pacific. Mr. Rosenfeld earned a BS in mathematics in 1976 from Hampshire College, Amherst, MA.

Item 9.01 Financial Statements And Exhibits.

(d) Exhibits

Exhibit	Description of Exhibit
Number
99.1	Press Release dated April 7, 2008 announcing appointment of Paul Barry and Larry Rosenfeld

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BODYTEL SCIENTIFIC INC.
Date: April 7, 2008
	By:	/s/ Stefan Schraps
STEFAN SCHRAPS, PRESIDENT